Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Concho Resources Inc. and the related prospectus that it is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of revenues from Concho Resources Inc.’s oil and gas reserves as of December 31, 2016. We further consent to the reference to this firm under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

September 7, 2017